UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 7, 2019

TPG RE Finance Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38156	36-4796967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Seventh Avenue, 35th Floor, New York, New York 10106

(Address of Principal Executive Offices) (Zip Code)

(212) 601-4700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On March 7, 2019, TPG RE Finance Trust, Inc. (the “Company”) and TPG RE Finance Trust Management, L.P., the Company’s external manager (the “Manger”), entered into an equity distribution agreement with each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, JMP Securities LLC, Wells Fargo Securities, LLC and TPG Capital BD, LLC (each a “Sales Agent and, collectively, the “Sales Agents”) relating to the issuance and sale by the Company of shares of its common stock, $0.001 par value per share, pursuant to a continuous offering program. In accordance with the terms of the equity distribution agreement, the Company may, at its discretion and from time to time, offer and sell shares of its common stock having an aggregate gross sales price of up to $125.0 million through the Sales Agents, each acting as the Company’s agent.

Sales of shares of the Company’s common stock, if any, pursuant to the equity distribution agreement may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made by means of ordinary brokers’ transactions, including directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange, in block transactions or by any other method permitted by law, at prices related to the prevailing market prices or at negotiated prices. The Sales Agents are not required to sell any specific number or dollar amount of shares of the Company’s common stock, but as instructed by the Company in writing will solicit offers to purchase shares of the Company’s common stock using commercially reasonable efforts, consistent with their normal trading and sales practices and applicable law and regulations. The Company, or any of the Sales Agents as to itself, may suspend the offering of shares of the Company’s common stock at any time upon proper notice, upon which the selling period will immediately terminate. The offering of shares of the Company’s common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of shares of the Company’s common stock subject to the equity distribution agreement having an aggregate gross sales price of $125.0 million and (2) the termination of the equity distribution agreement by the Sales Agents or the Company at any time as set forth in the equity distribution agreement.

Each Sales Agent will be entitled to commission in an amount not to exceed 1.75% of the gross sales prices of shares of the Company’s common stock sold through it, as the Company’s agent.

The Company intends to use the net proceeds from the sale of the shares of its common stock pursuant to the equity distribution agreement to originate or acquire loans secured by primarily institutional quality commercial properties, primarily first mortgage loans, and other investments involving commercial real estate that are consistent with the Company’s investment strategy. The Company may also use a portion of the net proceeds for working capital and other general corporate purposes, which may include, among others, the repayment of outstanding indebtedness under its secured revolving repurchase agreements, senior secured and secured credit agreements and term loan facility.

The equity distribution agreement contains customary representations, warranties and agreements of the Company and the Manager, indemnification rights and obligations of the parties and termination provisions. A copy of the equity distribution agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the description of the material terms of the equity distribution agreement in this Item 8.01 is qualified in its entirety by reference to Exhibit 1.1, which is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Equity Distribution Agreement, dated March 7, 2019, by and among TPG RE Finance Trust, Inc., TPG RE Finance Trust Management, L.P. and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, JMP Securities LLC, Wells Fargo Securities, LLC and TPG Capital BD, LLC, as agents

5.1	Opinion of Venable LLP

8.1	Tax Opinion of Vinson & Elkins LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Vinson & Elkins LLP (included in Exhibit 8.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG RE FINANCE TRUST, INC.

	By:	/s/ Robert Foley
	Name:	Robert Foley
	Title:	Chief Financial and Risk Officer

Date: March 7, 2019

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